EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8, No.333-07529) pertaining to the OMG Profit-Sharing and Retirement Savings Plan of OM Group, Inc. of our report dated June 20, 2005, with respect to the statement of net assets available for benefits of the OMG Profit-Sharing and Retirement Savings Plan as of December 31, 2004 included in this Annual Report (Form 11-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Cleveland, Ohio
June 26, 2006

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